Filed Pursuant to Rule 433
Registration No. 333-133852
BANK OF AMERICA CORPORATION
4,000,000 Depositary Shares, Each Representing a 1/25th Interest in a Share of
Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock,
Series M
FINAL TERM SHEET
Dated April 24, 2008

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/25th interest in a share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M

Expected Ratings:	A1 (Moody’s) / A+ (S&P) / AA- (Fitch)

Size:	4,000,000 Depositary Shares

Public Offering Price:	$1,000 per depositary share

Maturity:	Perpetual

Trade Date:	April 24, 2008

Settlement Date:	April 30, 2008 (DTC)

Dividend Rate (Non-Cumulative):	From April 30, 2008 to, but excluding, May 15, 2018, 8.125% and thereafter, Three-Month LIBOR plus 3.64%

Dividend Payment Dates:	Beginning November 15, 2008, each November 15 and May 15 through May 15, 2018 and thereafter each February 15, May 15, August 15, and November 15.

Day Count:	From April 30, 2008 to, but excluding, May 15, 2018, 30/360 and thereafter Actual/360

Optional Redemption:	On any Dividend Payment Date on or after May 15, 2018 (subject to limitations described in the prospectus supplement dated April 24, 2008)

Lead Manager:	Banc of America Securities LLC

Senior Co-Managers:	Deutsche Bank Securities Inc. UBS Securities LLC

Junior Co-Managers:	Cabrera Capital Markets, LLC Loop Capital Markets, LLC

CUSIP for the Depositary Shares:	060505 DT8

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bank of America Corporation or the lead manager will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury — Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.